Exhibit 10.21

LSCA

Nuvios, Inc.

LABORATORY SERVICES AND CONFIDENTIALITY AGREEMENT*

THIS LABORATORY SERVICES AND CONFIDENTIALITY AGREEMENT is made as of this 31st day of March, 2004 (the “Effective Date”) by and between Charles River Laboratories, Inc., a Delaware corporation with a business address at 251 Ballardvale Street, Wilmington, Massachusetts 01887, acting through the divisions and at the locations set forth on Exhibit A attached hereto and made a part hereof (“Laboratory”) and Nuvios, Inc., a Delaware corporation with a business address at 197M Boston Post Road West, Marlborough, MA 01752 (“Sponsor”).

BACKGROUND

Laboratory is a contract research organization engaged in providing product discovery and development services.  The parties desire that Laboratory provide such services (the “Services”) under the terms and conditions of this Agreement.  The Services shall consist of individual studies (each, a “Study”) defined in a Protocol/Scope of Work (as hereinafter defined) and will be performed under these terms and conditions.  In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  The Study.  Laboratory shall render the Services as set forth in a Protocol and/or Scope of Work, Letter of Payment Authorization and Letter of Commitment (the Protocol and/or Scope of Work, Letter of Payment Authorization and Letter of Commitment are collectively referred to here as the “Supporting Documents”).  A “Protocol” and/or “Scope of Work” shall mean an attachment to this Agreement describing the nature, design and scope of the Study and the schedule of work to be performed during the course of an individual Study conducted by Laboratory for the Sponsor.  A “Letter of Payment Authorization” shall mean an attachment to this Agreement that describes with respect to a particular Study the price, fees and payment schedule for that Study and any modifications of the terms of this Agreement as applied to a particular Study.  A “Letter of Commitment” shall mean an attachment to this Agreement that describes a commitment of space and resources by the Laboratory.  In the event of a conflict between the terms contained in the Supporting Documents and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the Supporting Documents.  The Supporting Documents when signed by Laboratory and Sponsor shall be incorporated into and made a part of this Agreement.

2.  Conduct of the Research.

2.1.  Laboratory will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all reports.  Laboratory will adhere to all government laws and regulations applicable to the conduct of the Study.  If applicable, and as set forth in the Protocol and/or Scope of Work, Laboratory will perform the Study in compliance with the current laboratory practices of the appropriate governmental regulatory agency(ies).

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

2.2.  Laboratory will conduct the Study in accordance with the Protocol and/or Scope of Work, which may be amended from time to time upon the mutual agreement of Laboratory and Sponsor.  If the amendment requires additional work on the part of the Laboratory, Laboratory will not conduct the additional work unless approved in writing in advance by Sponsor and if such approval is obtained, Laboratory will be paid an amount mutually agreed to by the parties.  Laboratory agrees not to intentionally change or deviate from the Protocol without Sponsor’s prior approval.  Laboratory may not make material deviations from the Protocol without the prior written approval of Sponsor.  Deviations from the Protocol that are not material may be made in an emergency without Sponsor’s approval, provided that Laboratory shall use commercially reasonable efforts to obtain Sponsor’s verbal approval, which shall be subsequently confirmed by Sponsor in writing.

2.3.  After the Study has been completed, Laboratory may be requested by Sponsor to provide additional consultation services concerning the Study performed by Laboratory.  Upon such a request by Sponsor, Laboratory will provide the requested services and will be paid an amount mutually agreed to by the parties.  These consultation services will be subject to the provisions on Confidentiality and Ownership set forth in Paragraphs 8 and 13, respectively.

3.  Study Material:  (a)  Sponsor will identify each compound, material or other substance (“Test Material”) that is to become the subject of a Study.  Sponsor will provide Laboratory with the Test Material with which to perform the Study, as well as such know-how, information and data (“Sponsor Know-How”) as Sponsor deems necessary to enable Laboratory to conduct each Study.  In addition, Sponsor shall provide Laboratory with information to apprise Laboratory of the stability of the Test Material, proper storage and safe handling requirements, including a Material Safety Data Sheet (MSDS) or equivalent documentation (“Safety Information”).  Laboratory will supply a blank MSDS to Sponsor, if necessary.

(b)           Subject to the provisions of this Agreement, Sponsor hereby grants to Laboratory a non-exclusive, non-transferable, royalty-free, limited license during the term of this Agreement to use the Test Materials, the Sponsor Know-How, the Safety Information and the intellectual property rights embodied in the foregoing (“Sponsor Property”) for the sole purpose of enabling Laboratory to perform the Studies (the “Permitted Purpose”).

(c)           Laboratory shall not use either the Sponsor Know-How or the Test Materials, nor shall it permit the same to be used, in any manner or for any purpose (including, without limitation, analysis of the Test Materials) other than for the Permitted Purpose.  Upon termination of this Agreement, Laboratory agrees promptly to return to Sponsor the Sponsor Property, including any and all unused quantity of the Test Materials.

4.  Personnel.  Laboratory shall use its best efforts to dedicate the same key personnel to perform each Study (each a “Study Member”) during the term of such Study.  The key Study Members will be identified in the Protocol or Scope of Work, to be approved by Sponsor prior to study initiation.  At any time during the term of this Agreement, Sponsor shall have the right to request a new Study Member be designated by Laboratory if Sponsor believes that a Study Member is not performing in a reasonably acceptable manner.  Any Study Member that no longer performs research activities hereunder for any reason shall be replaced by Laboratory with an individual that is reasonably acceptable to Sponsor and that possesses the skills, knowledge and capabilities to perform the activities required hereunder.  Laboratory represents that none of its employees who are to participate in a Study have been debarred and none of such employees are under consideration to be debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

5.  Inspections.  Upon reasonable advance notice, Laboratory will permit Sponsor and/or its designated representatives, during normal business hours and at mutually agreeable times, to visit the Laboratory facilities where the Study is taking place to monitor Laboratory’s performance of the Study and to examine and make copies of Laboratory records relating to a Study to verify compliance by Laboratory with the terms of this Agreement.  Any such examination and copying shall be paid for by Sponsor and shall be scheduled and conducted so as to reasonably minimize the disruption of Laboratory’s research operations.

6.  Records and Reports.

6.1.  Laboratory will keep and maintain complete and accurate records of the data generated in the course of each Study and the status and progress of the Study as required by the Protocol and/or Scope of Work and/or applicable regulations, in any event, with sufficient detail for use in reports to regulatory agencies.

6.2.  Laboratory will furnish a report or data containing information specified in the Protocol and/or Scope of Work according to the approved time lines identified in the Protocol and/or Scope of Work.  All reports will be prepared in the standard format of the Laboratory unless otherwise specified in the Protocol and/or Scope of Work, and shall include, without limitation, the procedures used and results obtained, a description of any inventions or other intellectual property rights Laboratory believes may have been discovered or created for such Study, and any other information that Sponsor reasonably requests.  Notwithstanding the foregoing, Laboratory will inform Sponsor as soon as reasonably practicable of any inventions or other intellectual property rights Laboratory believes may have been discovered or created during the performance of the Study.

6.3.  All Study reports and any supporting documentation originating with Laboratory, whether written or physical (e.g., laboratory notebooks, original data, tissues, slides, photographs, etc.) are the Sponsor’s property and shall be the confidential information of Sponsor.  At Sponsor’s cost and expense, if Sponsor requests Sponsor’s property be held by Laboratory, Laboratory shall store Sponsor’s property in the manner and at a cost as agreed upon in the Supporting Documents and in accordance with Laboratory’s archiving policy attached hereto as Exhibit B.  Upon reasonable advance notice, Sponsor’s representatives shall have reasonable access to such material, and shall have the right to obtain certified, legible photocopies of the raw data and supporting documentation, at Sponsor’s expense.

7.  Compensation.

7.1.  Sponsor will pay Laboratory as set forth in the Supporting Documents (“Study Price”).  All invoices are due and payable within [*] ([*]) days of receipt.  Each invoice shall include a description of the services performed and the materials purchased or will reference a study landmark identified in a payment schedule defined in the Supporting Documents.  Any necessary and appropriate changes in the costs of a Study as revised by amendment to the Supporting Documents will be requested subject to written approval by authorized representatives of Laboratory and Sponsor.  All amounts not paid when due shall bear interest from the applicable due date until paid, at the lesser of [*] percent ([*]%) per annum above the prime rate announced from time to time by Fleet Bank or its successor or the highest lawful rate of interest permitted at the time in Massachusetts.  In addition, Laboratory may elect to withhold required reports or other deliverables if the Sponsor does not make required payments within [*] ([*]) days.

8.  Confidentiality.  The parties anticipate that they will exchange proprietary and confidential information during the term of this Agreement.  The parties will identify, in writing, such information as confidential and/or proprietary.  Each party will maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure.  Neither party shall use the other party’s proprietary or confidential information for any purpose other than in performance of this Agreement.  The obligations of confidentiality set forth in this paragraph will survive termination or expiration of this Agreement for a period of [*] years.

The confidentiality provisions of this paragraph shall not apply to any part of such information, which:

a)                                      is known to the receiving party at the time it was obtained from the disclosing party;

b)                                     is acquired by receiving party from a third party and such third party did not obtain such information directly or indirectly from the disclosing party under obligation not to disclose;

c)                                      is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party;

d)                                     is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party; or

(e)                                  is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

9.  Use of Names.

Neither party will use the other party’s name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party.

10.  Warranties.

10.1.  Sponsor warrants that it owns or licenses all rights, title and interest in the Test Materials furnished by Sponsor to Laboratory hereunder and the intellectual property related thereto, and that Laboratory’s use of any and all such material in connection with the Study does not infringe any third party rights.

10.2.  Laboratory warrants that the services provided to Sponsor under this Agreement shall conform to the Protocol and/or Scope of Work specifications and the current material applicable standards, regulations and procedures of the appropriate regulatory agency(ies).

10.3.  THE WARRANTY BY LABORATORY SET FORTH ABOVE IS IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

11.  Limitation of Liability.

11.1.  Except for infringement of the other party’s intellectual property rights or breach of confidentiality obligations hereunder neither party will be liable for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if such party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

11.2.  Laboratory’s liability under this Agreement, regardless of the form of action, shall not exceed the lesser of (i) the total Study Price paid for services provided under the Letter of Payment Authorization under which such liability arises or (ii) [*] Dollars ($[*]).

11.3.  In the event that the Laboratory commits a breach of the warranty set forth in Section 10.2 above, Laboratory’s sole liability, and Sponsor’s sole remedy shall be for Laboratory to rerun the affected work or portion of the research affected by the breach as promptly as possible at Laboratory’s cost and expense.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

12.  Indemnities

12.1.  Subject to the limitation of liability contained in Section 11.2 above, Laboratory will defend, indemnify, save and hold Sponsor and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents (together, the “Sponsor Indemnitees”) harmless from and against any third party claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including reasonable attorneys’ fees (“Claims”) arising out of or in connection with Laboratory’s negligence or willful misconduct in performance of the Study.

12.2.  Sponsor will defend, indemnify, save and hold Laboratory and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents (together, the “Laboratory Indemnitees”) harmless from and against any Claims arising out of or in connection with (a) the manufacture, distribution, use, sales or other disposition by Sponsor, or any distributor, customer, sublicensee or representative of Sponsor, of any of Sponsor’s product or process and/or any other substances which are produced, purified, tested or vialed by Laboratory, or (b) Sponsor’s negligence or willful misconduct in connection with this Agreement and.

12.3  In addition, Sponsor agrees to indemnify, release, defend and hold harmless Laboratory Indemnitees against any and all liability, loss, damage, cost or expense (including reasonable attorneys’ fees and expenses and costs of investigation) which may be incurred, suffered or required to be paid as the result of any damage suffered or alleged to be suffered, including, without limitation, death or personal injury and any direct, consequential, special and punitive damages, as the result of any contact by Sponsor or its employees with the Laboratory’s animals, tissues or specimens during visits to the Laboratory or after delivery of any samples/specimens to Sponsor.

13.  Ownership.

(a)           For purposes of this Agreement, “Study Results” shall mean all data, information, test results, laboratory notes, techniques, know-how and any other scientific and technical information that is obtained in the performance of the Studies by any Study Member.  All Study Results obtained in the testing work performed hereunder shall be the property of the Sponsor.  Subject to the provisions of this Agreement, Sponsor hereby grants to Laboratory a non-exclusive, non-transferable, royalty-free, limited license to the Study Results for its internal research purposes only.

(b)           No express or implied license or permission is granted hereunder to Laboratory to use the Sponsor Property, except in pursuit of the Permitted Purpose as expressly stated herein.  All of Sponsor’s rights in and to the Sponsor Property shall remain the exclusive property of Sponsor.

(c)           For purposes of this Agreement, “Invention” shall mean any invention, or discovery arising out of the Study that is developed, conceived, or conceived and reduced to practice during the term of this Agreement.  All Inventions will be promptly disclosed to Sponsor.  Without the prior written consent of Sponsor, Laboratory shall not at any time file, cause to be filed or consent to the filing of any patent application with respect to or claiming any Sponsor Property or Invention as described in clauses (1) and (3) below.  Any Invention made which names as an inventor at least one Study Member who is an employee or affiliate of Laboratory shall be owned as follows:

(1)           Any Invention which involves the use of, composition of, or improvement to Sponsor Property, or a derivative or analog thereof shall be owned by the Sponsor (the “Sponsor Project Intellectual Property) and Laboratory hereby assigns to Sponsor all of Laboratory’s right, title and interest in and to any and all Sponsor Project Intellectual Property and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as Sponsor may request to evidence confirm or perfect the assignment of all Laboratory’s right, title and interest in and to any Sponsor Project Intellectual Property; and

(2)           Any Invention which covers a scientific process, technique, procedure, medium, device or other process that is not derived from Sponsor Property and of which an employee or agent of Sponsor is not a co-inventor shall be owned by Laboratory (the “Laboratory Project Intellectual Property); and

(3)           Any Invention which covers a scientific process, technique, procedure, medium, device or other process that is not derived from Sponsor Property and of which at least one employee or agent of Sponsor is a co-inventor shall be jointly owned by Laboratory and Sponsor (the “Joint Project Intellectual Property”).

(d)           For any Laboratory Project Intellectual Property and any Joint Project Intellectual Property, Sponsor shall be given the first option to obtain a worldwide, exclusive and perpetual, subject to customary termination provisions, license to research, develop, make, have made, sell, have sold and use (including for commercial purposes) such property.  Upon Laboratory’s receipt of such written notice, the parties shall commence exclusive, good faith negotiations for a [*] ([*]) month period for the purpose of executing a fair and equitable definitive license agreement.  If after [*] months, Laboratory and Sponsor are unable to reach an agreement, Laboratory shall be free to license Laboratory Project Intellectual Property or its rights in any Joint Invention to any other party.

14.  Insurance.  Laboratory shall carry insurance sufficient to cover its interest or liabilities hereunder including, but not limited to worker’s compensation and comprehensive general liability.

15.  Force Majeure.  Except with respect to the payment of monies due hereunder, neither party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

16.  Term and Termination.

16.1.  This Agreement will commence on the Effective Date and will continue for five (5) years from the Effective Date or until terminated by the parties as set forth below.

16.2  Sponsor shall have the right to terminate an on-going Study at any time without cause upon [*] ([*]) business days prior written notice to Laboratory.  In the event a Study is terminated without cause, Laboratory shall be paid for all services rendered prior to receipt of notification of termination but which have not yet been invoiced, together with any additional expenses actually incurred in connection with commitments existing at the time notice of termination is received which cannot be canceled.

16.3  Either party may terminate this Agreement upon [*] ([*]) days notice to the other party, provided that Laboratory completes all Studies in progress, and Sponsor makes all payments due to Laboratory thorough the termination date as set forth in Section 16.2.

16.4  Either party may terminate this agreement at any time upon thirty (30) days prior written notice to the other party, for material breach of this Agreement by the other party where such breach is not remedied to the non-breaching party’s reasonable satisfaction within the thirty (30) day notice period.

16.5  Upon termination, neither party will have any further obligations under this Agreement, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive termination.

17.  Employee Solicitation.  Laboratory and Sponsor agree that, during the term of a Study and for a period of [*] ([*]) days thereafter, Sponsor will not knowingly hire, and will not knowingly engage as an independent contractor, any person who has been directly involved in rendering or receiving services on the Study as an employee of Sponsor, without written consent of Laboratory.

18.  Dispute Resolution.  The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement.  In the event that negotiations are not successful, the controversy, claim, or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties.  If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration before three (3) arbitrators.  Such arbitration shall take place in Boston, Massachusetts, and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the Commonwealth of Massachusetts.  Within [*] ([*]) calendar days after either party makes a written demand on the other for arbitration, each party shall select one (1) arbitrator.  A third arbitrator shall be chosen by the arbitrators selected by the parties within [*] ([*]) days of the demand for arbitration, and

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

shall act as chairman.  In the event that any arbitrator is not appointed in the prescribed time period, either party may apply to the American Arbitration Association for the appointment of such arbitrator.  A record and transcript of the proceedings shall be maintained.  Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award.  The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration.  The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law.  All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties.

19.  Miscellaneous.

19.1  Notices.  All notices from one party to the other will be in writing and will be given by addressing the same, if to Laboratory, to the applicable address set forth on Exhibit A and, if to Sponsor, to the address set forth below, or at such other address as either may specify in writing to the other.  Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring an acknowledged receipt.  All notices shall be effective upon receipt.

Sponsor Address:

Nuvios, Inc.

197M Boston Post Road West

Marlborough, MA  01752

Attn:  Bart Henderson

19.2  Independent Contractor.  The business relationship of the Laboratory to the Sponsor is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship.  Laboratory will be solely responsible for expenses and liabilities associated with the employment of its employees.

19.3  Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement in connection with the merger, consolidation or sale of substantially all assets related to the Study.

19.4  Entire Agreement.  This Agreement, together with the Supporting Documents, constitutes the entire agreement of the parties, superseding any and all previous agreements and understandings, whether oral or written, as to the same subject matter.  No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties.  No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.

19.5  Severability.  In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

19.6  Applicable Law.  This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

IN WITNESS WHEREOF, duly authorized representatives of the parties have signed this Agreement as of the Effective Date.

Charles River Laboratories, Inc.		Nuvios, Inc.

By:	/s/ Mark D. Seefeld	By:	/s/ Bart Henderson
	duly authorized		duly authorized
Print Name:	Mark D. Seefeld, Ph.D., DABT	Print Name:	Bart Henderson
Title: General Manager, General Toxicology		Title: Chief Bus. Officer
Date: April 16, 2004		Date: 4/29/04

Exhibit A

Work may be conducted at any of the following Charles River Laboratories divisions:

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
A COPY OF ALL NOTICES SHALL BE SENT TO:

Charles River Laboratories, Inc. 251 Ballardvale Street Wilmington, MA 01887 Attn: General Counsel	Charles River Laboratories, Inc. 587 Dunn Circle Sparks, NV 89431 Attn: Contracts Administrator

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

LSCA

Sponsor Name

Exhibit B

Archive Terms and Conditions

1.                                       All Study reports and any supporting documentation originating with Laboratory, whether written or physical (e.g., laboratory notebooks, original data, tissues, slides, photographs, etc.) are the Sponsor’s property (“Materials”).  All Materials shall remain the property of Sponsor.  Laboratory agrees to maintain industry standards in connection with the storage of the Materials and adhere to all government laws and regulations applicable to the storage of the Materials.

2.                                       Laboratory shall store the Materials at its current storage rates.  Laboratory may increase the rates on an annual basis upon notice to Sponsor.  If the Materials require additional and/or special storage requirements, additional charges for storage shall be assessed and invoiced to Sponsor.  Invoices shall be issued annually in advance and are due and payable upon receipt and Sponsor agrees to pay all invoices submitted.  All amounts not paid when due shall bear interest from the applicable due date until paid, at the lesser of [*] percent ([*]%) per annum above the base rate announced from time to time by Fleet Bank or its successor or the highest lawful rate of interest permitted at the time in Massachusetts.

3.                                       Laboratory’s liability for archival services under this Agreement, regardless of the form of action, shall not exceed the lesser of the fee paid for [*] year’s storage of the Materials or [*] dollars ($[*]).  In no event shall Laboratory be liable for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits).

4.                                       The term of this Agreement for archival services shall be one year and shall automatically renew unless terminated by either Laboratory or Sponsor.  Upon the termination of this Agreement, Laboratory shall contact Sponsor to determine disposition of the Materials as follows: (a) extended storage of the Materials or (b) return of the Materials to Sponsor at Sponsor’s expense.  If Sponsor requests Laboratory to continue storage of the Materials, and Laboratory agrees, the cost for storage of the Materials shall continue to be invoiced to Sponsor at Laboratory’s then current rates.  If Sponsor fails to give said instructions, Laboratory shall so notify Sponsor, and if said instructions are still not forthcoming within [*] ([*]) days of said notification, then Laboratory shall have the option of continuing storage of the Materials, which will be deemed to have been authorized for an additional period of not less than [*] ([*]) year or Laboratory may return the Materials to Sponsor at Sponsor’s expense.  Sponsor shall be liable for storage charges until the Materials are returned to Sponsor.  While the Materials are in transit to Sponsor, all risk of loss or exposure to the Materials shall be borne by Sponsor.

5.                                       Sponsor will defend, indemnify, save and hold Laboratory and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents harmless from and

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

against any claims arising out of or in connection with (a) the presence of or exposure to the Materials or (b) Sponsor’s negligence or willful misconduct in connection with this Agreement and will pay any costs and damages which may be assessed against them.

6.                                       Laboratory will not release the Materials to any third party, without Sponsor’s written permission unless such disclosure is compelled by valid subpoena or any applicable law.  If such disclosure is requested, Laboratory shall use its commercially reasonable efforts to provide Sponsor with written notice prior to such release.